UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2015

Lapolla Industries, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-31354	13-3545304
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Intercontinental Business Park

15402 Vantage Parkway East, Suite 322, Houston, Texas 77032

(Address of Principal Executive Offices and Zip Code)

(281) 219-4700

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LAPOLLA INDUSTRIES, INC.

FORM 8-K

JANUARY 16, 2015

(i)

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) On January 16, 2015, the Company entered into a new Executive Employment Agreement with Michael T. Adams, Chief Governance Officer (“CGO”), Executive Vice President (“EVP”), and Corporate Secretary, with an effective date of December 31, 2014 (“Adams Executive Agreement”). Mr. Adams is one of the founders of the Company starting on January 1, 1997. He was appointed to the Board on December 20, 2004. Mr. Adams was appointed CGO in July 2006, and has been EVP and Corporate Secretary since January 1999. During his term with Lapolla, Mr. Adams also served as president and interim chief executive officer, treasurer and interim chief financial officer, and held various officer positions in the Company’s former subsidiaries. Mr. Adams earned his Bachelor of Science and Master of Science in business administration, and Juris Doctor degrees from Nova Southeastern University, Fort Lauderdale, Florida. Mr. Adams is 49 years old. No familial relationships exist between Mr. Adams and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Pursuant to the Adams Executive Agreement, Mr. Adams will continue to serve as CGO, EVP, and Corporate Secretary for a term commencing on December 31, 2014 and ending December 31, 2017 (the “Employment Term”). In addition, Mr. Adams is entitled to: (i) an annual base salary of $180,000; (ii) annual bonus equal to 25% of his annual base salary if the Company achieves its budgeted earnings before interest, taxes, depreciation, amortization, and share based compensation (“Adjusted EBITDA”) per calendar year, which annual bonus may be increased to 30%, 35%, or more than 35% in the CEO’s discretion, of his annual base salary if the Company achieves 110%, 120%, or more than 120%, respectively, of its budgeted Adjusted EBITDA; (iii) annual non-discretionary bonus of $5,000; (iv) transaction bonus, subject to certain limitations, upon consummation of a change in control if he is still employed at the time or in the event his employment is terminated within one (1) year immediately preceding the consummation of a change in control; (v) medical, dental, life insurance, and disability benefits; (vi) auto allowance of $750.00 per month; (vii) twelve months of his annual base salary for termination due to death or disability; (viii) twelve months of his annual base salary, awards and medical and dental benefits and the transaction bonus in the event of termination without cause by the Company or by him for good reason; and (ix) the annual base salary that would be payable over the remaining term of his agreement and any outstanding awards or other benefits held by him under any Company plan or program, which have not vested in accordance with their terms will become fully vested and exercisable in the event of termination following a change in control. Mr. Adams is also entitled to earn awards under equity or other plans or programs that the Company, in its discretion, determine to put into effect and to participate in compensation and benefit programs offered by the Company to its executive officers. The Adams Agreement also provides for a non-competition provision for the Employment Term and for a period of twelve months after the termination of Mr. Adams’ employment.

(b) On January 16, 2015, the Company granted an eight-year stock option to Michael T. Adams, CGO, EVP, and Corporate Secretary, for 300,000 shares of the Company’s common stock, $0.01 par value per share, at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant, determined based on the per share closing price on such date, or $0.325 per share (“Adams Option”). The foregoing stock options vest in three equal end of calendar year increments, subject to Mr. Adams meeting certain performance criteria, commencing on December 31, 2015 and ending December 31, 2017, or upon consummation of a change in control. Once vested, the stock options are immediately exercisable.

(c) On January 16, 2015, the Company granted Douglas J. Kramer, CEO and President, the right to acquire 850,000 shares of the Company’s common stock, $0.01 par value per share, at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant, determined based on the per share closing price on such date, or $0.325 per share, which options were immediately vested and exercisable at the time of grant (“Kramer Option”). The foregoing Kramer Option was granted as final replacement for 2,000,000 stock options granted on July 12, 2005 which expired July 12, 2013 (the “Prior Expired Options”). The Prior Expired Options were inadvertently extended to December 31, 2015, however, due to an 8 year life limitation under the Company’s Equity Incentive Plan, as amended (the “Equity Plan”), they were deemed canceled at the end of 8 years. Moreover, the Equity Plan only permits the grant of a total of 2,000,000 stock options during any calendar year. Mr. Kramer had exceeded this limit during the 2014 year and as a result, the Company was only able to grant Mr. Kramer 1,150,000 stock options during the 2014 year as partial replacement for the 2,000,000 Prior Expired Options.

The foregoing summaries of the Adams Executive Agreement, the Adams Option, and the Kramer Option are not complete and are qualified in their entirety by reference to the full text of the agreements that are filed as exhibits to this current report and incorporated herein by this reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Executive Employment Agreement dated January 16, 2015 between Michael T. Adams and Lapolla Industries, Inc.

10.2 Option Agreement dated January 16, 2015 between Michael T. Adams and Lapolla Industries, Inc.

10.3 Option Agreement dated January 16, 2015 between Douglas J. Kramer and Lapolla Industries, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 23, 2015	LAPOLLA INDUSTRIES, INC.

By: /s/ Michael T. Adams, EVP
Michael T. Adams
Executive Vice President

INDEX OF EXHIBITS

Exhibit Number	Description

10.1	Executive Employment Agreement dated January 16, 2015 between Michael T. Adams and Lapolla Industries, Inc.
10.2	Option Agreement dated January 16, 2015 between Michael T. Adams and Lapolla Industries, Inc.
10.3	Option Agreement dated January 16, 2015 between Douglas J. Kramer and Lapolla Industries, Inc.